Filed pursuant to Rule 424(b)(3)
Registration No. 333-169755

PROSPECTUS SUPPLEMENT NO. 3

28,392,337 Shares of Common Stock

of

Guided Therapeutics, Inc.

This prospectus supplement no. 3 supplements and amends the prospectus dated April 10, 2012, previously supplemented on April 19, 2012 and May 15, 2012, which constitutes part of our registration statement on Form S-1 (No. 333-169755) relating to up to 28,392,337 shares of our common stock that may be offered for sale by the stockholders named in the prospectus. This prospectus supplement includes our attached tender offer statement of Schedule TO, which was filed with the Securities and Exchange Commission on May 30, 2012.

This prospectus supplement should be read in conjunction with the prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus.

Investing in our common stock involves a high degree of risk. We urge you to carefully read the “Risk Factors” section beginning on page 3 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 30, 2012.

united states
Securities and Exchange Commission

Washington, DC 20549

Schedule TO

Tender Offer Statement
Under Section 14(d)(1) or 13(e)(1) of the Securities Exchange Act of 1934

(Amendment No. __)

Guided Therapeutics, Inc.
(Name of Subject Company (Issuer))
Guided Therapeutics, Inc.
(Name of Filing Person (Issuer))
Common Stock Warrants
(Title of Class of Securities)
N/A
(CUSIP Number of Class of Securities)
Mark L. Faupel President and Chief Executive Officer Guided Therapeutics, Inc. 5835 Peachtree Corners East, Suite D Norcross, Georgia 30092 (770) 242-8723
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of Filing Person)
Copy to:
John E. Zamer, Esq. and Heith D. Rodman, Esq. Jones Day 1420 Peachtree Street, N.E. Suite 800 Atlanta, Georgia 30309-3053 (404) 521-3939

Calculation of Filing Fee
Transaction Valuation (1)	Amount of Filing Fee (2)
$21,292,002	$2,440

__________

(1)	Calculated solely for purposes of determining the filing fee and based upon the average of the high and low sales prices of the Registrant’s common stock ($0.75 per share), as reported on the OTCQB quotation system, on May 24, 2012 and assuming that warrants to purchase 28,389,336 shares of common stock will be exchanged pursuant to this offer.
(2)	The amount of the filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and equals $114.60 for each $1,000,000 of the value of the transaction.

☐	Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
Amount Previously Paid:
Form or Registration No.:
Filing Party:
Date Filed:
☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
Check the appropriate boxes below to designate any transactions to which the statement relates:
☐	third-party tender offer subject to Rule 14d-1.
☒	issuer tender offer subject to Rule 13e-4.
☐	going-private transaction subject to Rule 13e-3.
☐	amendment to Schedule 13D under Rule 13d-2.
Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐
If applicable, check the appropriate box(es) below to designate the appropriate rules provision(s) relied upon:
☐ Rule 13e-4(i) (Cross-Border Issuer Tender Offer)
☐ Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

Item 1. Summary Term Sheet

The information set forth under “Summary of Terms” in the Offer to Exchange dated as of May 30, 2012 (the “Offer to Exchange”), attached hereto as Exhibit 99(a)(1), is incorporated herein by reference.

Item 2. Subject Company Information

(a)                Guided Therapeutics, Inc., a Delaware corporation (the “Company”), is the subject company and issuer. The address and telephone number of the Company’s principal executive offices are 5835 Peachtree Corners East, Suite D, Norcross, Georgia 30092 and (770) 242-8723.

(b)               As of May 8, 2012, 12 common stock warrants to purchase an aggregate of 2,686,523 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at an exercise price of $0.65 per share and with an expiration date of July 26, 2012 (the “2012 Warrants”) and 118 common stock warrants to purchase an aggregate of 25,702,813 shares of the Company’s Common Stock at an exercise price of $0.65 per share and with an expiration date of March 1, 2013 (the “2013 Warrants,” and collectively with the 2012 Warrants, the “Original Warrants,” which are the subject securities) were outstanding.

(c)                The information set forth in Section 9 “Market for Our Common Stock” in the Offer to Exchange is incorporated herein by reference. No established trading market exists for the Original Warrants or will exist for the New Warrants (as defined in the Offer to Exchange).

Item 3. Identity and Background of Filing Person

The Company is also the filing person. The information set forth under Item 2(a) above is incorporated herein by reference. The Company’s executive officers and directors as of May 30, 2012 are set forth below. The address for such persons is the Company’s address set forth under Item 2(a) above.

Name	Title
Mark L. Faupel, Ph.D.	Chief Executive Officer, Acting Chief Financial Officer, President and Director
Richard L. Fowler	Senior Vice President of Engineering
Shabbir Bambot, Ph.D.	Vice President for Research and Development
Ronald W. Allen	Chairman and Director
Ronald W. Hart, Ph.D.	Vice Chairman and Director
John E. Imhoff, M.D.	Director
Michael C. James	Director
Jonathan M. Niloff, M.D.	Director
Linda Rosenstock, M.D.	Director

Item 4. Terms of the Transaction

(a)                The information set forth under “The Offer” in the Offer to Exchange is incorporated herein by reference.

(b)               The information set forth under Section 12 “Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Original Warrants and Our Common Stock” in the Offer to Exchange is incorporated herein by reference.

Item 5. Past Contacts, Transactions, Negotiations and Agreements

The information set forth under Section 10 “Description of Warrants” and Section 12 “Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Original Warrants and Our Common Stock” in the Offer to Exchange is incorporated herein by reference.

Item 6. Purposes of the Transaction and Plans or Proposals

(a)                The information set forth under Section 1 “Purpose of the Offer” in the Offer to Exchange is incorporated herein by reference.

(b)               The information set forth under Section 3 “Exchange of Original Warrants for New Warrants” and Section 6 “Acceptance of Original Warrants and Issuance of New Warrants” in the Offer to Exchange is incorporated herein by reference.

(c)                The information set forth under Section 1 “Purpose of the Offer,” Section 10 “Description of Warrants,” Section 11 “Information Concerning Guided Therapeutics” and Section 12 “Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Original Warrants and Our Common Stock” in the Offer to Exchange is incorporated herein by reference.

Item 7. Source and Amount of Funds or Other Consideration

(a)                The information set forth under Section 2 “Eligibility,” Section 4 “Number of Original Warrants” and Section 10 “Description of Warrants” in the Offer to Exchange is incorporated herein by reference.

(b)               The information set forth under Section 8 “Conditions of the Offer” in the Offer to Exchange is incorporated herein by reference.

(d)               Not applicable.

Item 8. Interest in Securities of the Subject Company

(a)                The information set forth under Section 12 “Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Original Warrants and Our Common Stock” in the Offer to Exchange is incorporated herein by reference.

(b)               The information set forth under Section 12 “Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Original Warrants and Our Common Stock” in the Offer to Exchange is incorporated herein by reference.

Item 9. Persons/Assets, Retained, Employed, Compensated or Used

(a)                The Company did not retain any person for the purpose of soliciting or making recommendations to holders of Original Warrants in connection with the offer to exchange such warrants described in the Offer to Exchange.

Item 10. Financial Statements

(a)                The information set forth in Item 8. “Financial Statements and Supplementary Data” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 28, 2012, the information set forth in Part I, Item 1. “Financial Statements” in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2012, filed with the SEC on May 14, 2012, the financial information set forth under Section 11 “Information Concerning Guided Therapeutics” in the Offer to Exchange and the information set forth under Section 16 “Additional Information” in the Offer to Exchange is incorporated herein by reference.

(b)               Not applicable.

Item 11. Additional Information

(a)                The information set forth under Section 12 “Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Original Warrants and Our Common Stock” and Section 13 “Legal Matters; Regulatory Approval” in the Offer to Exchange is incorporated herein by reference.

(c)                Not applicable.

Item 12. Exhibits

Exhibit No.	Description
99(a)(1)	Offer to Exchange
99(a)(2)	Letter to Holders of Original Warrants
99(a)(3)	Election to Participate
99(a)(4)	Notice of Withdrawal
99(a)(5)	Form of New Warrant Exchangeable for Original Warrants
99(a)(6)	Press Release of Guided Therapeutics, Inc. dated May 30, 2012

Signature

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Guided Therapeutics, Inc.

By: /s/ Mark L. Faupel, Ph.D.

Name: Mark L. Faupel, Ph.D.

Title: President & CEO

May 30, 2012